Exhibit 99.1


NEWS BULLETIN
    FROM:
 CalAmp Logo                                    CalAmp Corp.
                                                1401 N. Rice Avenue
                                                Oxnard, CA  93030
                                                Nasdaq:  CAMP

For Further Information:

AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com

                            Amy Cozamanis
                            Investor/Analyst Information
                            (310)854-8314
                            acozamanis@financialrelationsboard.com
----------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

             CAL AMP REPORTS FISCAL 2006 SECOND QUARTER RESULTS

    * Q2 Net Income More than Doubles Driven by Gross Margin Improvements
                   * Operating Income Reaches Record Level


OXNARD, Calif., October 6, 2005--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, today reported results for its fiscal 2006 second quarter ended August 31, 2005.

Fiscal 2006 Second Quarter Results
Revenue for the fiscal 2006 second quarter was $57.7 million, a 13.4% increase compared to $50.8 million for the second quarter of fiscal 2005. In addition to the improved revenue from our DBS satellite products, the increase is attributable to sales of 2-way wireless modules and to the inclusion of our Machine-to-Machine (M2M) radios product line, which was acquired during the first quarter of fiscal 2006.

Net income for the fiscal 2006 second quarter was $3.7 million or $0.16 per diluted share compared to net income of $1.7 million or $0.08 per diluted share for the second quarter of last year.

Gross profit for the second quarter of fiscal 2006 was $13.4 million, or 23.3% of revenues compared to $10.3 million or 20.3% of revenues for the same period last year. The increases in gross profit and gross margin were primarily the result of increased sales of higher-margin products of the Products Division and ongoing actions taken to improve the financial performance of the Solutions Division.

"We are very pleased with the improvements in profitability achieved during the latest quarter," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "Our operating income of $6.1 million established a record for a single quarter and earnings per share of $0.16 was higher than our expected EPS range of $0.10 to $0.14. These results were driven by improved gross margins in both the Products and Solutions Divisions."

Mr. Sturm continued, "During the quarter we benefited from increased revenues in our higher margin M2M and other wireless product offerings. The Solutions Division is also showing improved results as we continued to alter its cost structure and focus our efforts on higher margin opportunities. Although the Solutions Division experienced a decline in revenues as a result of our decision to forego non-strategic and marginally profitable business, gross margins increased to 34% in the latest quarter, from 23%
gross margins in the same period last year.   We can now shift our focus to
growing the Solutions Division top line, which is an important factor in meeting our target of achieving operating profitability by the fiscal 2006 fourth quarter."

Liquidity
At August 31, 2005, the Company had total cash of $33.1 million, with $9.1 million in total outstanding debt. During the first six months of fiscal 2006 total cash and cash equivalents increased by $2 million due primarily to $9.1 million of cash provided from operating activities, partially offset by cash used for the M2M product line acquisition of $4.9 million and debt reductions of $1.5 million. Inventory was $21.3 million at the end of the
second quarter, representing annualized turns of about 8 times.   Accounts
receivable outstanding at the end of the second quarter represents a 38 day average collection period, which is within expectations.

Business Outlook
Commenting on the Company's fiscal 2006 third quarter outlook, Mr. Sturm said, "Based on our current projections, we estimate that fiscal 2006 third quarter revenues will be in the range of $60 to $68 million, and that earnings will be in the range of $0.17 to $0.21 per diluted share. We expect revenue for the full year of fiscal 2006 will grow approximately 10% over last year."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2006 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, healthcare industry, enterprise-class Wi-Fi networks and digital multimedia delivery applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expect," "intend," "plan," "believe," "seek," "could," "estimate," "judgment," "targeting," and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to eliminate operating losses in its Solutions Division and make this business segment profitable, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                         -Financial Tables to Follow-

                                  CAL AMP CORP.
                         CONSOLIDATED INCOME STATEMENTS
                (Unaudited, in thousands except per share amounts)

                                    Three Months Ended       Six Months Ended
                                          August 31,            August 31,
                                     ------------------       ----------------
                                     2005          2004       2005      2004
                                    -----        ------      -----     -----
Revenues                          $57,661       $50,827    $105,241  $95,824

Cost of revenues                   44,246        40,503      81,128   77,199
                                   -------      --------    -------   -------

Gross profit                       13,415        10,324      24,113   18,625

Operating expenses:
  Research and development          2,360         2,068       4,557    3,875
  Selling                           1,796         1,732       3,668    2,804
  General and administrative        2,607         3,179       5,221    5,624
  Intangible asset amortization       529           461         972      721
  In-process research and development  27             -         320      471
                                    ------        ------     -------  ------
                                    7,319         7,440      14,738   13,495
                                    ------        ------     -------  ------
Operating income                    6,096         2,884       9,375    5,130

Non-operating income (expense), net    26           (75)         69     (139)
                                    ------        ------     -------  ------

Income before income taxes          6,122         2,809       9,444    4,991

Income tax provision               (2,441)       (1,063)     (3,786)  (1,936)
                                    ------        ------     -------  ------

Net income                         $3,681        $1,746      $5,658  $ 3,055
                                   =======       =======     ======= =======

Net income per share:
  Basic                             $0.16         $0.08       $0.25    $0.15
  Diluted                           $0.16         $0.08       $0.24    $0.14

Shares used in per share calculations:
  Basic                            22,490        22,292      22,491   20,524
  Diluted                          23,314        22,809      23,112   21,224


Business Segment Information

                                    Three Months Ended      Six Months Ended
                                         August 31,            August 31,
                                     ------------------     ----------------
                                     2005        2004        2005     2004
                                    -----      ------       -----    -----
Revenue
  Products Division               $52,598     $43,056      $93,766   $83,555
  Solutions Division                5,063       7,771       11,475    12,269
                                  -------     -------      -------   -------
    Total revenue                 $57,661     $50,827     $105,241   $95,824
                                  =======     =======     ========   =======

Gross profit
  Products Division               $11,724     $ 8,503      $20,534   $15,769
  Solutions Division                1,691       1,821        3,579     2,856
                                  -------     -------      -------   -------
    Total gross profit            $13,415     $10,324      $24,113   $18,625
                                  =======     =======      =======   =======

Operating income (loss)
  Products Division               $ 7,691     $ 6,036      $13,047   $10,670
  Solutions Division                 (513)     (2,083)      (1,656)   (3,592)
  Corporate expenses               (1,082)     (1,069)      (2,016)   (1,948)
                                  -------     -------      -------   -------
Total operating income            $ 6,096     $ 2,884      $ 9,375   $ 5,130
                                  =======     =======      =======   =======

                                  CAL AMP CORP.
                           CONSOLIDATED BALANCE SHEETS
                           (Unaudited - In thousands)
                                                       August 31, February 28,
                                                          2005          2005
                Assets                                    ----          ----
Current assets:
  Cash and cash equivalents                            $ 33,099      $ 31,048
  Accounts receivable, net                               25,571        27,027
  Inventories                                            21,264        21,465
  Deferred income tax assets                              4,944         6,118
  Prepaid expenses and other current assets               2,358         2,876
                                                       --------      --------

       Total current assets                              87,236        88,534

Equipment and improvements, net                           5,490         5,383
Deferred income tax assets                                4,211         5,285
Goodwill                                                 92,595        92,834
Other intangible assets, net                              6,235         4,028
Other assets                                                550           691
                                                       --------      --------
                                                       $196,317      $196,755
                                                       ========      ========
             Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                    $  2,857      $  2,897
  Accounts payable                                       13,384        18,389
  Accrued payroll and employee benefits                   2,915         3,652
  Other accrued liabilities                               4,492         3,127
  Deferred revenue                                        1,256         1,597
                                                       --------      --------
      Total current liabilities                          24,904        29,662
                                                       --------      --------

Long-term debt, less current portion                      6,250         7,679
                                                       --------      --------
Other non-current liabilities                             1,116         1,126
                                                       --------      --------

Stockholders' equity:
  Common stock                                              227           227
  Additional paid-in capital                            131,885       131,784
  Common stock held in escrow                            (2,548)       (2,548)
  Retained earnings                                      35,284        29,626
  Accumulated other comprehensive loss                     (801)         (801)
                                                       --------      --------
      Total stockholders' equity                        164,047       158,288
                                                       --------      --------
                                                       $196,317      $196,755
                                                       ========      ========

                                        CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                            Six Months Ended
                                                               August 31,
                                                               ----------
                                                          2005          2004
                                                          ----          ----

Cash flows from operating activities:
    Net income                                         $  5,658      $  3,055
    Depreciation and amortization                         2,299         2,075
    Write-off of in-process R&D                             320           471
    Equipment impairment writedowns                           -           201
    Deferred tax assets, net                              2,248         1,657
    Changes in operating working capital                 (1,492)       (1,875)
    Other                                                    42           143
                                                       --------       -------
       Net cash provided by operating activities          9,075         5,727
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                 (1,060)       (1,243)
    Proceeds from sale of assets                            141           627
    Acquisition of Skybility business                    (4,897)            -
    Acquisition of Vytek Corp., net of cash acquired          -        (1,727)
                                                       --------       -------
       Net cash used in investing activities             (5,816)       (2,343)
                                                       --------       -------

Cash flows from financing activities:
    Debt repayments, net of borrowings                   (1,460)       (1,557)
    Proceeds from stock option exercises                    252           556
                                                       --------       -------
       Net cash used in financing activities             (1,208)       (1,001)
                                                       --------       -------

Net change in cash and cash equivalents                   2,051         2,383
Cash and cash equivalents at beginning of period         31,048        22,885
                                                       --------       -------
Cash and cash equivalents at end of period             $ 33,099       $25,268
                                                       ========       =======